Exhibit 99.1

For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720
FOR IMMEDIATE RELEASE
GenOn Reports 1st Quarter 2011 Results
•	Merger integration proceeding smoothly

•	Increased expected annual merger cost savings starting in January 2012 from $150 million to $155 million
HOUSTON, TX — May 9, 2011 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $203 million for the first quarter of 2011 compared to $162 million for the same period of 2010. Adjusted income from continuing operations was $5 million for the first quarter of 2011 compared to $61 million for the same period last year. GenOn Energy reported a net loss of $113 million for the first quarter of 2011 compared to net income of $407 million for the same period of 2010.
GenOn Energy was formed on December 3, 2010 through the merger of Mirant Corporation and RRI Energy, Inc. The merger was accounted for as a reverse acquisition, and Mirant was deemed to be the acquirer for accounting purposes. The consolidated financial statements therefore reflect Mirant’s historical financial information through December 2, 2010 and GenOn’s results thereafter, in accordance with the acquisition method of accounting for business combinations. On a pro forma basis, adjusted EBITDA for the first quarter of 2010 was $189 million, the adjusted loss from continuing operations was $6 million and net income was $220 million. The pro forma information gives effect to the merger as if it had occurred on January 1, 2010.
“Our integration efforts are proceeding smoothly and we now expect to deliver $155 million of annual cost savings beginning in 2012,” said Edward R. Muller, chairman and chief executive officer of GenOn.
Guidance
GenOn updated adjusted EBITDA guidance for 2011 and 2012 to $558 million and $533 million, respectively. The guidance is based on forward commodity prices on April 12, 2011. The previous guidance for the same periods using January 31, 2011 forward commodity prices was $595 million and $559 million for 2011 and 2012, respectively.
Financial Information
On March 31, 2011 GenOn had 771,243,978 common shares outstanding.

Net Income (Loss) to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	March 31, 2011	March 31, 2010	March 31, 2010
	Pro Forma

Net Income (Loss)	$(113)	$220	$407
Unrealized (gains) losses on derivatives	79	(479)	(352)
Merger-related costs	23	—	2
Impairment losses	—	248	—
Other, net	16	5	4

Adjusted Income (Loss) from Continuing Operations	$5	$(6)	$61

Provision for income taxes	3	—	—
Interest expense, net	109	101	50
Depreciation and amortization	86	94	51

Adjusted EBITDA	$203	$189	$162

Adjusted EBITDA was $203 million for the first quarter of 2011 compared to $189 million on a pro forma basis for the same period of 2010. The improvement was primarily related to lower adjusted operating and other expenses and increased realized value of hedges. These improvements were partially offset by a reduction in energy gross margin as a result of reduced generation volumes in Eastern PJM and lower contracted & capacity revenues from Eastern PJM and California.
The adjusted income from continuing operations was $5 million for the first quarter of 2011 compared to an adjusted loss from continuing operations of $6 million on a pro forma basis for the same period of 2010. The improvement was primarily related to the same items that affected adjusted EBITDA.
GenOn’s net loss was $113 million for the first quarter of 2011 compared to net income of $220 million on a pro forma basis for the same period of 2010. The decline was primarily a result of lower unrealized gross margin and an increase in merger-related costs. These were partially offset by impairment losses in 2010 related to the Elrama and Niles generating facilities that were not repeated in 2011 and the same items that affected adjusted EBITDA.
Net cash provided by operating activities was $218 million for the first quarter of 2011 compared to $304 million reported for the same period of 2010.
Total cash and cash equivalents at March 31, 2011 was approximately $2.4 billion. When taken together with availability under existing credit facilities, GenOn’s total available liquidity at March 31, 2011 was approximately $2.9 billion.
Total debt on March 31, 2011, excluding unamortized debt discounts and adjustments to fair value of debt, was approximately $5 billion. Included in the total debt figure are $371 million of defeased debt and $535 million of GenOn Americas Generation senior notes. The defeased debt, which represents the PEDFA fixed-rate bonds, will be repaid with funds currently on deposit with an escrow agent in the second quarter of 2011. The GenOn Americas Generation senior notes were repaid during the second quarter of 2011 with cash on hand. The unamortized debt discounts and adjustments to fair value of debt totaled ($53) million.

Conference Call
GenOn Energy will host its first quarter 2011 earnings conference call beginning at 9:00 a.m. Eastern Time on Monday, May 9, 2011. The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section. A replay of the call can be accessed approximately two hours after the call’s completion.
About GenOn Energy, Inc.
GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 24,200 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its Web site at www.genon.com.
Non-GAAP Financial Measures
This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein. This press release is available in the Investor Relations section of our web site at www.genon.com. To the extent required, the Company has included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Company’s Current Report on Form 8-K furnished to the SEC with this press release, which is also available on our web site.
Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis, but could be material to future reported earnings and cash flow.

Net Income (Loss) to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	March 31, 2011	March 31, 2010	March 31, 2010
	Pro Forma

Net Income (Loss)	$(113)	$220	$407
Unrealized (gains) losses on derivatives	79	(479)	(352)
Merger-related costs	23	—	2
Impairment losses	—	248	—
Lower of cost or market inventory adjustments, net	(8)	(14)	3
Loss on early extinguishment of debt	24	—	—
Western states litigation and similar settlements	—	17	—
Other, net	—	2	1

Adjusted Income (Loss) from Continuing Operations	$5	$(6)	$61

Provision for income taxes	3	—	—
Interest expense, net	109	101	50
Depreciation and amortization	86	94	51

Adjusted EBITDA	$203	$189	$162

Quarter Ended March 31, 2010 Pro Forma Net Income to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

			Pro Forma
(in millions)	Reported	RRI Energy	Adjustments	Pro Forma

Net Income (Loss)	$407	$(277)	$90	$220
Unrealized gains on derivatives	(352)	(127)	—	(479)
Merger-related costs	2	—	(2)	—
Impairment losses	—	248	—	248
Other, net	4	1	—	5

Adjusted Income (Loss) from Continuing Operations	$61	$(155)	$88	$(6)

Provision for income taxes	—	62	(62)	—
Interest expense, net	50	46	5	101
Depreciation and amortization	51	62	(19)	94

Adjusted EBITDA	$162	$15	$12	$189

Net Loss to Adjusted Loss from Continuing Operations and Adjusted EBITDA Guidance

	Year Ending	Year Ending
(in millions)	December 31, 2011	December 31, 2012

Net Loss	$(534)	$(388)
Unrealized losses on derivatives	249	183
Merger-related costs	63	10
Other	26	—

Adjusted Loss from Continuing Operations	$(196)	$(195)

Provision for income taxes	—	—
Interest expense, net	394	358
Depreciation and amortization	360	370

Adjusted EBITDA	$558	$533

Forward Looking Statements
This press release contains statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) legislative and regulatory initiatives or changes in regulations affecting the electric industry; (ii) changes in, or changes in the application of, environmental or other laws and regulations; (iii) failure of our generating facilities to perform as expected, including due to outages for unscheduled maintenance or repair; (iv) changes in market conditions or the entry of additional competition in our markets; (v) the ability to integrate successfully the businesses following the merger and realize cost savings and any other synergies; and (vi) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement, and we assume no duty to update this information. Our filings and other important information are also available on the Investor Relations page of our web site at www.genon.com.
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